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                                                                    Exhibit 99.2


Contact: Noah S. Asher
Executive Vice President & Chief Financial Officer
Phone # 610-520-5300



                                 Press Release

                  CEO TAKES A LARGE STAKE IN RMH TELESERVICES

                 SENIOR MANAGEMENT PURCHASES ADDITIONAL SHARES

Friday, March 31, 8:45 am Eastern Time

BRYN MAWR, PA - March 31, 2000 - RMH Teleservices, Inc. (Nasdaq NMS:RMHT) today announced that John A. Fellows, Chief Executive Officer, purchased 101,315 shares of common stock in a private transaction. In addition, Robert M. Berwanger, Chief Operating Officer, and Noah A. Asher, Chief Financial Officer, have increased their holdings in the Company by purchasing a total of 25,000 shares in a private transaction as well.

Following these purchases, Mr. Fellows now holds 203,815 shares of the Company's common stock and has the option to purchase another 100,000 shares. Mr. Berwanger and Mr. Asher own a total of 30,500 shares of common stock with options to purchase an additional 140,000 shares.

Mr. Fellows commented on behalf of his colleagues, stating, "We are of the opinion that effective corporate leaders share mutual interest as well as risk with the public stakeholders when they invest their own money in their companies. As such, we believe that our investment in the Company speaks to the confidence we have in its future and to our commitment to enhance long-term shareholder value."

About RMH Teleservices

RMH Teleservices, Inc. is a leading provider of inbound and outbound telemarketing, inbound customer service and e-commerce customer contact programs for major corporations on both a business-to-business and business-to-consumer basis. Founded in 1983, the Company is headquartered in Bryn Mawr, Pennsylvania and has 20 facilities throughout the United Stated and Canada. To learn more about RMH Teleservices, please reference the Company's web site at www.rmht.com.
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RMH Teleservices, Inc. Press Release                                      Page 2
March 31, 2000

This news release contains forward-looking statements. Such forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or qualified and certain of which are discussed from time to time in the Company's filings with the Securities and Exchange Commission. Future events and actual results could differ materially from those set forth in, contemplated by or underlying the forward-looking statements.

For Additional Information, Please Contact:
RMH Teleservices, Inc.                            Investor Relations:
Noah Asher, CFO                                   The Equity Group Inc.
nasher@rmhteleservices.com                        www.theequitygroup.com
--------------------------                        ----------------------
(610) 520-5300                                    Loren G. Mortman
                                                  lmortman@equityny.com
                                                  ---------------------
                                                  (212) 836-9604
                                                  Linda Latman
                                                  (212) 836-9609

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